UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                   FORM 8-A/A

                                 Amendment No. 3

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                      WYETH
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


        Delaware                                      13-2526821
(State of Incorporation or Organization)      (IRS Employer Identification No.)


Five Giralda Farms, Madison, New Jersey                          07940
----------------------------------------------              ------------------
(Address of Principal Executive Offices)                       (Zip Code)


If this form relates to the            If this form relates to the
registration of a class of             registration of a class of
securities pursuant to Section         securities pursuant to Section
12(b) of the Exchange Act and          12(g) of the Exchange Act and
is effective pursuant to General       is effective pursuant to General
Instruction A.(c), please check        Instruction A.(d), please check
the following box. |X|                 the following box. | |









Securities Act registration statement file number to which this
form relates:    N/A
             ------------------
              (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:  NONE

Title of each class to be           Name of each exchange on which each class
--------------------------          -----------------------------------------
so registered                       is to be registered
-------------                       -------------------

Securities to be registered pursuant to Section 12(g) of the Act:  NONE

This Amendment No. 3 amends and restates the Registrant's registration statement on Form 8-A, filed on October 14, 1999, as amended by Amendment No. 1, filed on November 18, 1999, and Amendment No. 2, filed on January 8, 2002, in connection with the Registrant's Series A Junior Participating Preferred Stock.

Item 1.     Description of Registrant's Securities to Be Registered.

         Item 1 is hereby amended as follows:

On December 15, 2003, Wyeth (the "Corporation") and The Bank of New
York, as rights agent (the "Rights Agent"), amended the Amended and Restated Rights Agreement, dated as of January 8, 2002 (the "Rights Agreement"), between the Corporation (formerly knows as American Home Products Corporation) and the Rights Agent, pursuant to which (i) the rights to purchase Series A Junior Participating Preferred Stock, par value $0.0001 per share, of the Corporation (the "Rights") will expire at midnight on December 15, 2003 (the "Final Expiration Date") and there no longer will be a Right associated with each outstanding share of the Corporation's common stock after the Final Expiration Date, (ii) the Rights Agreement will expire on the Final Expiration Date and
(iii) no person will have any rights pursuant to the Rights Agreement or any Right after the Final Expiration Date. The amendment to the Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference.


Item 2.     Exhibits.


         Item 2 is hereby amended by adding the following exhibit attached hereto:

4.2 Amendment No. 1, dated as of December 15, 2003, to the Amended and Restated Rights Agreement, dated as of January 8, 2002, between Wyeth and The Bank of New York, as Rights Agent.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      WYETH

DATED: December 15, 2003              By:   /s/ Jack M. O'Connor
                                         ------------------------------------
                                      Name:    Jack M. O'Connor
                                      Title:  Vice President and Treasurer

                                  EXHIBIT INDEX

Exhibit No.   Exhibit
4.2 Amendment No. 1, dated as of December 15, 2003, to the Amended and Restated Rights Agreement, dated as of January 8, 2002, between Wyeth and The Bank of New York, as Rights Agent.